Exhibit 99.1

NuStar GP Holdings, LLC Reports Second Quarter 2007 Earnings and Announces Quarterly Distribution Increase

SAN ANTONIO, July 30, 2007 – NuStar GP Holdings, LLC (NYSE:NSH) today announced earnings of $11.2 million, or $0.26 per unit, for the second quarter of 2007 compared to $4.3 million, or $0.10 per unit, for the second quarter of 2006. Distributable cash flow available to unitholders for the second quarter of 2007 was $14.4 million, or $0.34 per unit, compared to $13.1 million, or $0.31 per unit, for the second quarter of 2006.

NuStar GP Holdings, LLC also announced that its board of directors has declared an increase to the quarterly distribution rate to $0.34 per unit, or $1.36 per unit on an annual basis, which will be paid on August 16, 2007, to holders of record as of August 7, 2007. This quarterly distribution represents an increase of $0.02 per unit, or 6.3 percent, over the $0.32 distribution for the first quarter of 2007.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial results for the second quarter of 2007. Investors interested in listening to the presentation may call 800/622-7620, passcode 6576918. International callers may access the presentation by dialing 706/645-0327, passcode 6576918. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 6576918. A live broadcast of the conference call will also be available on the company’s Web site at www.nustargp.com.

NuStar GP Holdings, LLC is a publicly traded limited liability company that owns the two percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in NuStar Energy L.P., one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar GP Holdings, LLC’s Web site at www.nustargp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of NuStar GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar GP Holdings, LLC’s filings with the Securities and Exchange Commission.

NuStar GP Holdings, LLC
Consolidated Financial Information
June 30, 2007 and 2006
(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$11,951	$9,329	$21,508	$20,504

General and administrative expenses	(747)	(18)	(1,543)	(26)
Other income (expense), net	24	36	(2)	37
Interest expense, net - affiliated	—	(4,704)	—	(9,414)
Interest income, net	18	—	14	—

Income before income tax benefit (expense)	11,246	4,643	19,977	11,101
Income tax benefit (expense)	2	(320)	42	(403)
Net income	$11,248	$4,323	$20,019	$10,698

Basic and diluted net income per unit	$0.26	$0.10	$0.47	$0.25

Equity in Earnings of NuStar Energy L.P.:
General partner interest (2%)	$705	$561	$1,249	$1,280
General partner incentive distribution	4,413	3,480	8,323	6,960
General partner's interest in earnings of NuStar Energy L.P.	5,118	4,041	9,572	8,240
Limited partner interest in earnings of NuStar Energy L.P.	7,555	6,010	13,378	13,706
Amortization of step-up in basis related to NuStar Energy L.P.'s
assets and liabilities	(722)	(722)	(1,442)	(1,442)
Equity in earnings of NuStar Energy L.P.	$11,951	$9,329	$21,508	$20,504

Distributable Cash (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest (2%)	$997	$916	$1,951	$1,832
Incentive distribution rights	4,413	3,480	8,323	6,960
Limited partner interest-common units	9,714	9,047	19,073	18,097
Total cash distributions from NuStar Energy L.P.	15,124	13,443	29,347	26,889
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(747)	(18)	(1,543)	(26)
Income tax benefit (expense)	2	(320)	42	(403)
Interest income, net	18	—	14	—
Distributable cash	$14,397	$13,105	$27,860	$26,460

Units outstanding	42,500,000	42,500,000	42,500,000	42,500,000

Distributable cash flow per unit	$0.34	$0.31	$0.66	$0.62

Cash distributions to be paid to the unitholders of
NuStar GP Holdings, LLC (Note 2):
Distribution per unit	$0.34	N/A	$0.66	N/A

Distributions applicable to public unitholders	$14,450	N/A	$28,050	N/A

NuStar GP Holdings, LLC
Consolidated Financial Information
June 30, 2007 and 2006
(unaudited, thousands of dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash as a financial measure which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a quarterly distribution. Distributable cash is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Income	11,248	4,323	20,019	10,698

Adjustments to derive Distributable Cash:
Equity in earnings of NuStar Energy L.P.	(11,951)	(9,329)	(21,508)	(20,504)
Quarterly distribution from NuStar Energy L.P.	15,124	13,443	29,347	26,889
Other (income) expense, net	(24)	(36)	2	(37)
Interest expense, net - affiliated (a)	—	4,704	—	9,414
Distributable cash	14,397	13,105	27,860	26,460

Adjustments to Distributable Cash to derive Net Cash Provided by
Operating Activities:
Quarterly distribution from NuStar Energy L.P.	(15,124)	(13,443)	(29,347)	(26,889)
Cash distribution of equity earnings received from NuStar Energy L.P.	11,951	9,329	21,508	20,504
Interest expense, net - affiliated (a)	—	(4,704)	—	(9,414)
Net effect of changes in operating accounts	1,345	411	2,560	468
Net cash provided by operating activities	$12,569	$4,698	$22,581	$11,129

(a)	In connection with our initial public offering, Valero Energy made a capital contribution to us in the form of its note receivable from us including affiliated interest expense. Therefore, affiliated interest expense is excluded from the calculation of distributable cash.

2.	For periods prior to our initial public offering on July 19, 2006, Valero Energy received 100% of our distributions. NuStar GP Holdings, LLC did not declare cash distributions on a per unit basis prior to the third quarter of 2006.